Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-1 No. 333-234349) of Better Choice Company Inc.,
(2) Registration Statement (Form S-1 No. 333-251241) of Better Choice Company Inc.,
(3) Registration Statement (Form S-8 No. 333-262340) of Better Choice Company Inc., and
(4) Registration Statement (Form S-8 No. 333-257986) of Better Choice Company Inc.;
of our report dated March 30, 2021 (except Note 1, as to which the date is March 29, 2022), with respect to the consolidated financial statements of Better Choice Company Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, KY
March 29, 2022